UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14(c)-5(d)(2))

☐	Definitive Information Statement

WestMountain Index Advisor, Inc.
(Name of the Registrant as Specified in its Charter)

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Check box is any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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WESTMOUNTAIN INDEX ADVISOR, INC.

123 North College Avenue, Suite 200
Fort Collins, Colorado 80524

INFORMATION STATEMENT

GENERAL

This Information Statement is first being mailed on or about August 7, 2010, to the holders of record of the outstanding common stock, $0.001 par value per share (the “Common Stock”), of WestMountain Index Advisor, Inc., a Colorado corporation (the “Company”), as of the close of business on July 30, 2010 (the “Record Date”), pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

This Information Statement relates to a written consent in lieu of a meeting, dated August 6, 2010 (the “Written Consent”), of shareholder of the Company owning at least a majority of the outstanding shares of Common Stock as of the Record Date (the “Majority Stockholder”). Except as otherwise indicated by the context, references in this Information Statement to “Company,” “we,” “us,” or “our” are references to WestMountain Index Advisor, Inc.

The Written Consent authorized an amendment to our Articles of Incorporation (the “Amendment”), which amends our current Articles of Incorporation to increase our authorized Common Stock from 50,000,000 shares to 200,000,000 shares and approved of a one for four (4) reverse stock split of the outstanding shares of Common Stock, with fractional shares being rounded up to the next whole number.

A copy of the substantive text of the Amendment is attached to this Information Statement as Appendix A.

The increase in authorized common shares will become effective on the filing of articles of amendment to our articles of incorporation with the Secretary of State of Colorado which filing will occur at least 20 days after the date of the mailing of this Information Statement to our stockholders. The reverse split will be effective on such date as may be set by the Board of Directors and approved by the Financial Regulatory Agency (FINRA), but no earlier than 20 days after this Information Statement is first mailed to our stockholders.

PLEASE NOTE THAT THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN. THIS INFORMATION STATEMENT IS BEING FURNISHED TO YOU SOLELY FOR THE PURPOSE OF INFORMING STOCKHOLDERS OF THE MATTERS DESCRIBED HEREIN PURSUANT TO SECTION 14(C) OF THE EXCHANGE ACT AND THE REGULATIONS PROMULGATED THEREUNDER, INCLUDING REGULATION 14C.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

By Order of the Board of Directors,

/s/ Brian L. Klemsz
Brian L. Klemsz
President

Date: August 7, 2010

AUTHORIZATION BY THE BOARD OF DIRECTORS AND THE MAJORITY STOCKHOLDER

Under the Colorado Business Corporation Act and the Company’s Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that will be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted consent to such action in writing. The approval of the Amendment requires the affirmative vote or written consent of a majority of the voting power of the issued and outstanding shares of Common Stock. Each Stockholder is entitled to one vote per share of Common Stock held of record on any matter which may properly come before the stockholders.

On the Record Date, the Company had 9,013,250 shares of Common Stock issued and outstanding with the holders thereof being entitled to cast one vote per share.

On July 27, 2010, our Board of Directors unanimously adopted resolutions approving the Amendment and recommended that our stockholders approve the Amendment substantially as set forth in Appendix A and approved a one for four reverse split of our Common Stock, with fractional shares being rounded up to the next whole number.  In connection with the adoption of these resolutions, our Board of Directors elected to seek the written consent of the holders of a majority of our outstanding shares in order to reduce associated costs and implement the proposals in a timely manner.

The reverse stock split (the “Reverse Stock Split”) will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split. The Reverse Stock Split has been implemented to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

CONSENTING STOCKHOLDERS

Effective August 6, 2010, WestMountain Purple, LLC, being the record holder of 8,050,000 shares of our Common Stock, constituting approximately 89.3% of the voting power of the issued and outstanding shares of our Common Stock, consented in writing to the Amendment and the reverse split.

Accordingly, we have obtained all necessary corporate approvals in connection with the Amendment and reverse split. We are not seeking written consent from any other stockholder, and the other stockholders will not be given an opportunity to vote with respect to the actions described in this Information Statement. All necessary corporate approvals have been obtained. This Information Statement is furnished solely for the purposes of advising stockholders of the action taken by written consent and giving stockholders notice of such actions taken as required by the Exchange Act.

As the actions taken by the Majority Stockholder was by written consent, there will be no security holders’ meeting and representatives of the principal accountants for the current year and for the most recently completed fiscal year will not have the opportunity to make a statement if they desire to do so and will not be available to respond to appropriate questions from our stockholders.

We will, when permissible following the expiration of the 20 day period mandated by Rule 14c of the Exchange Act and the provisions of the Colorado Business Corporation Act, file the Amendment with the Colorado Secretary of State’s Office. The Amendment will become effective upon such filing and we anticipate that such filing will occur approximately 20 days after this Information Statement is first mailed to our stockholders. The reverse split will be effective on such date as may be set by the Board of Directors and approved by the Financial Regulatory Agency (FINRA), but no earlier than 20 days after this Information Statement is first mailed to our stockholders.
.

DESCRIPTION OF THE COMPANY’S CAPITAL STOCK

The following is a description of the material provisions of our capital stock.  The following description is intended to be a summary and does not describe all of the provisions of our articles of incorporation or bylaws or Colorado law applicable to us

General

As of July 1, 2010, the Company’s authorized capital stock consisted of 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 authorized shares of Preferred Stock, par value $.10 per share.  As of July 1, 2010, 9,013,250 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding.

Common Stock

The holders of Common Stock are entitled to one vote for each share held. The affirmative vote of a majority of votes cast at a meeting which commences with a lawful quorum is sufficient for approval of most matters upon which shareholders may or must vote, including the questions presented for approval or ratification at an annual meeting of shareholders. However, amendment of the articles of incorporation require the affirmative vote of a majority of the total voting power for approval. Common shares do not carry cumulative voting rights, and holders of more than 50% of the Common Stock have the power to elect all directors and, as a practical matter, to control the company. Holders of Common Stock are not entitled to preemptive rights.

Preferred Stock

Our preferred shares are entitled to such rights, preferences and limitations as determined by our board of directors. At the present time, no rights, preferences or limitations have been established for our preferred shares.

Quorum

The presence, in person or by proxy, of holders of at least a majority of the issued and outstanding shares entitled to vote at a meeting of stockholders shall constitute a quorum for the transaction of business.

Cash Dividends

The Company has not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of the Company’s board of directors and will depend upon the Company’s earnings, if any, the Company’s capital requirements and financial position, the Company’s general economic conditions, and other pertinent conditions.  It is the Company’s present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in the Company’s business operations.

 Our Common Stock is quoted on the OTC Bulletin Board under the symbol “WMTN.”

Stock Transfer Agent

The stock transfer agent for our securities is X-Pedited Transfer Corporation, of Denver, Colorado.  Their address is 535 Sixteenth Street, Suite 810, Denver, Colorado 80202.  Their phone number is (303) 573-1000.

INCREASE IN THE NUMBER OF AUTHORIZED COMMON SHARES

Our current Articles of Incorporation state that the number of authorized shares of Common Stock is limited to 50,000,000 shares.  As of July 1, 2010, a total of 9,013,250 shares of Common Stock were issued and outstanding. The Amendment has been adopted to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

Our Board of Directors unanimously approved, subject to stockholder approval, the Amendment to increase the number of authorized shares of Common Stock to 200,000,000 shares.

Stockholder approval for the Amendment to increase the number of authorized shares was obtained by Written Consent of stockholders holding at least a majority of the voting power of our issued and outstanding Common Stock as of the Record Date. The Amendment for the increase in authorized shares will become effective upon filing of the Amendment promptly following the 20th day after the mailing of this Information Statement to our stockholders as of the Record Date. The substantive text of the proposed Amendment is attached hereto as Appendix A.

ADOPTION OF ONE FOR FOUR REVERSE STOCK SPLIT

Our Board of Directors unanimously approved, subject to Stockholder approval, the one-for-four Reverse Stock Split of our issued and outstanding Common Stock, which will be effectuated in conjunction with the adoption of the Amendment. Our Majority Stockholder also approved this action in the Written Consent.

The Reverse Stock Split will reduce the number of issued and outstanding shares of our Common Stock outstanding prior to the split.  The Reverse Stock Split will become effective on such date as may be set by the Board of Directors and approved by the Financial Regulatory Agency (FINRA), but no earlier than 20 days after this Information Statement is first mailed to our stockholders. We currently have no definitive or binding plans, agreements, proposals, arrangements, or understandings for the issuance of additional shares of Common Stock for any purpose, including future acquisitions or financing transactions, although we have had preliminary discussions concerning a potential acquisition, which has not resulted in a definitive agreement as of the date hereof.  We may, therefore, consider issuing additional shares in the future.

As a result of the Reverse Stock Split the authorized but unissued and unreserved Common Stock will increase from 47,746,688 shares to approximately 197,746,688 shares, after giving effect to the increase in the number of authorized shares.  These additional authorized shares may be issued by the Company without any further action by the Company’s stockholders.

On the Effective Date, four shares of Common Stock will automatically be combined and changed into one share of Common Stock. The table below sets forth, as of the Record Date and as of the Effective Date, the following information both before and after the proposed Reverse Stock Split:

•	the number of issued and outstanding shares of Common Stock;

•	the number of shares of issued and outstanding Preferred Stock; and

•	the number of authorized but unissued and unreserved shares of Common Stock.

	Capital Structure prior to the Reverse Split	Capital Structure after the Reverse Split
	(As of Record Date)	(On Effective Date)

Issued and outstanding Common Stock	9,013,250	2,253,313	(1)

Issued and outstanding Preferred Stock	0	0

Authorized but unissued and unreserved Common Stock(including the increase in authorized shares of Common Stock)	47,746,688	197,746,688	(1)

_________________

(1)	Numbers of shares given after the reverse stock split are approximate due to the fact that the number of shares to be received by each shareholder will be rounded up to the nearest whole number.

Purposes for Reverse Stock Split and Effects on Common Stock

As shown in the table above, the Reverse Stock Split will decrease the total number of issued and outstanding shares of our Common Stock.  The Reverse Stock Split has been implemented to provide us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions.

On the Effective Date, four shares of Common Stock will automatically be combined and changed into one share of Common Stock. No additional action on our part or any stockholder will be required in order to effect the Reverse Stock Split.

No fractional shares of post-Reverse Stock Split Common Stock will be issued to any stockholder. Accordingly, stockholders of record who would otherwise be entitled to receive fractional shares of post-Reverse Stock Split Common Stock, will, if they hold a fractional share, receive a full share of our Common Stock.

We will obtain a new CUSIP number for our Common Stock at the time of the Reverse Stock Split. Following the effectiveness of the Reverse Stock Split, every four shares of Common Stock presently outstanding, without any action on the part of the stockholder, will represent one share of Common Stock. Subject to the provisions for elimination of fractional shares, as described above, consummation of the Reverse Stock Split will not result in a change in the relative equity position or voting power of the holders of Common Stock.

There are no arrears in dividends or defaults in principal or interest in respect to the securities which are to be exchanged.

Federal Income Tax Consequences of the Reverse Stock Split

The combination of four shares of pre-Reverse Stock Split Common Stock into one share of post-Reverse Stock Split Common Stock should be a tax-free transaction under the Internal Revenue Code of 1986, as amended, and the holding period and tax basis of the pre-Reverse Stock Split Common Stock will be transferred to the post-Reverse Stock Split Common Stock.

This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. Stockholders should consult their own tax advisors to know their individual Federal, state, local and foreign tax consequences.

Distribution and Costs

We will pay the cost of preparing, printing and distributing this Information Statement.

Absence of Dissenters’ Rights of Appraisal

Neither the adoption by the board of directors nor the approval by the Majority Stockholder of the Reverse Stock Split or the name change provides shareholders any right to dissent and obtain appraisal of or payment for such shareholder's shares under the Colorado Business Corporation Act, the articles of incorporation or the bylaws.

Potential Anti-takeover Effects of Amendment

Release No. 34-15230 of the staff of the SEC requires disclosure and discussion of the effects of any stockholder proposal that may be used as an anti-takeover device. The Reverse Stock Split could have an anti-takeover effect because the authorized shares are not being reduced by the reverse stock split, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult then if the authorized shares were also reduced by a reverse stock split. For example, we could issue additional shares so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company.  Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.  However, the Reverse Stock Split has been effected for the primary purpose of providing us with greater flexibility with respect to our capital structure for such purposes as additional equity financings and future stock based acquisitions, and not to construct or enable any anti-takeover defense or mechanism on behalf of the Company. Although the remainder of significant amounts of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect, the Reverse Stock Split proposal is not being undertaken in response to any effort of which our Board of Directors is aware to accumulate shares of our Common Stock or obtain control of the Company.

Other than this proposal, our Board of Directors does not currently contemplate the adoption of any other amendments to our Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

Our Articles of Incorporation and Bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our Bylaws and Articles of Incorporation, the holders of the Company’s common stock do not have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company’s issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company’s board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Potential Dilution Effects of Amendment

The Reverse Stock Split could have a dilutive effect because the authorized shares are being increased along with the Reverse Stock Split.  As a result of the Reverse Stock Split, the authorized but unissued and unreserved Common Stock will increase from 47,746,688 shares to approximately 197,746,688 shares.  These additional authorized shares may be issued by the Company without any additional action by the Company’s stockholders and, if issued, would dilute current stockholders’ holdings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of July 1, 2010, certain information with respect to the beneficial ownership of our common stock, by (i) any person or group with more than 5% of any class of voting securities, (ii) each director, (iii) our chief executive officer and (iv) all executive officers and directors as a group. The table reflects the ownership of our equity securities by the foregoing parties before and after the one for four reverse stock split which will be effective on such date as may be set by the Board of Directors and approved by the Financial Regulatory Agency (FINRA), but no earlier than 20 days after this Information Statement is first mailed to our stockholders. Except as indicated in the footnotes to this table, the persons named in the table to our knowledge have sole voting and investment power with respect to all shares of securities shown as beneficially owned by them. The information in this table is as of July 1, 2010 based upon 9,013,250 shares of common stock outstanding prior to the Reverse Stock Split and 2,253,313 shares of common stock outstanding after the Reverse Stock Split.  The number of shares after the Reverse Stock Split is approximate due to the fact that the number of shares to be received by each shareholder will be rounded up to the nearest whole number.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership Prior to Reverse Split (1)(2)	Percent of Class Prior to Reverse Split	Amount and Nature of Beneficial Ownership After Reverse Split (1)(2)	Percent of Class After Reverse Split
WestMountain Purple, LLC(3) 123 North College Avenue, Suite 200 Fort Collins, Colorado 80524	8,050,000	89.3%	2,012,500	89.3%

Brian L. Klemsz 123 North College Avenue, Suite 200 Fort Collins, Colorado 80524	(3)	(3)	(3)	(3)

Joni K. Troska 123 North College Avenue, Suite 200 Fort Collins, Colorado 80524	30,000.33%		7,500.33%

All Officers and Directors As a Group (two persons)	1,382,400	15.3%	345,600	15.3%

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   (1)  All ownership is beneficial and of record, unless indicated otherwise.
   (2)  The Beneficial owner has sole voting and investment power with respect to the shares shown.
   (3)  Mr. Klemsz owns 16.8% of WestMountain Purple, LLC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. The periodic reports and other information we have filed with the SEC, may be inspected and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington DC 20549. You may obtain information as to the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains reports, proxy statements and other information about issuers, like the Company, who file electronically with the SEC. The address of that site is www.sec.gov. Copies of these documents may also be obtained by writing our secretary at the address specified above.

Appendix A

ARTICLES OF AMENDMENT TO
THE ARTICLES OF INCORPORATION
OF
WESTMOUNTAIN INDEX ADVISOR, INC.

The number of authorized common shares of the corporation (the “Corporation”) whose Articles of Incorporation (the “Articles”) are to be amended will be increased from 50,000,000 to  200,000,000. The par value of the common shares will remain at $0.001 per share.